Exhibit 99.1

PLBY Group to Acquire Honey Birdette

Rapidly Growing Luxury Lingerie Brand Will Expand PLBY Group’s Brand Portfolio and Consumer Product Infrastructure

LOS ANGELES, CA — June 29, 2021 — PLBY Group, Inc. (NASDAQ: PLBY) (“PLBY Group” or the “Company”), a leading pleasure and leisure lifestyle company and owner of Playboy, one of the most recognizable and iconic brands in the world, today announced that it has entered into a definitive agreement to acquire Honey Birdette, the fast-growing, luxury lingerie and lifestyle brand. The female-founded, Australia-based business was established in 2006 and has significantly grown its consumer reach and operations to North America and Europe. The acquisition of Honey Birdette will expand PLBY Group’s brand portfolio with a new high-end franchise, and will provide PLBY Group with the product design, sourcing and direct-to-consumer capabilities that the Company will leverage to accelerate the growth of its core apparel and sexual wellness businesses.
“We are extremely excited to welcome Honey Birdette to PLBY Group,” said Ben Kohn, Chief Executive Officer of PLBY Group. “We strongly believe in the power of brands, and are thrilled by Honey Birdette’s potential to become a multi-billion-dollar luxury lifestyle franchise. I’ve been enormously impressed by Eloise and the rest of the Honey Birdette team and the organic, rapid growth they’ve driven. Our plan is two-fold: to leverage PLBY Group and the Playboy brand’s global operations to accelerate Honey Birdette’s expansion into new territories and product categories, and to take advantage of Honey Birdette’s superior product design, sourcing and direct-to-consumer capabilities to accelerate our Playboy-branded lingerie, loungewear, swimwear, and sexual wellness go-to-market plans targeting the masstige consumer. This acquisition is expected to further our mission to become the leading pleasure and leisure lifestyle platform and our commitment to deliver long-term value to our shareholders.”
The Company has signed a definitive agreement to acquire 100% of the equity of Honey Birdette for a purchase price of approximately $333 million in cash and stock. Honey Birdette expects approximately $73 million of revenue and approximately $28 million of EBITDA for the twelve months ending June 30, 2021, representing growth of over 40% and over 95%, respectively, over the prior year period. The acquisition will support the Company’s focus on expanding its leadership in the sexual wellness category and enhance its shared sourcing and product design capabilities. The transaction is expected to close in the third quarter of 2021.
“When I founded Honey Birdette 15 years ago, my ambition was to build a brand for women, by women; a brand that would serve as a platform for confidence and sexual and body empowerment. I am immensely proud of everything we’ve accomplished – with 60 thriving stores across three countries – powered by 350 fierce female ambassadors,” said Eloise Monaghan, Founder and Managing Director of Honey Birdette. “Today is a momentous and proud day for the Honey Birdette team as we enter into partnership with one of the world’s most iconic brands and the lifestyle platform it represents. I’m thrilled to join Ben and the whole PLBY Group team on a mission to build a lifestyle of pleasure for all.”

Building upon its existing digital commerce and brick-and-mortar retail platform, Honey Birdette is focused on expanding its retail footprint across the US, UK and Europe. In the US, new flagship stores will open in the coming months in Dallas, Miami and New York. In addition to regularly released lingerie collections featuring exclusive designs and embroidery, the high-end brand is soon releasing new loungewear, swimwear and essentials collections.
Conference Call and Additional Information
The Company will host a conference call to discuss the transaction, today, June 29th at 9:00 AM ET. A live webcast of the call and supplemental slides will be available in the Events & Presentation section of PLBY Group’s Investor Relations website at https://www.plbygroup.com/investors/events-and-presentations.
About PLBY Group, Inc.
PLBY Group, Inc. connects consumers around the world with products, services, and experiences to help them look good, feel good, and have fun. PLBY Group serves consumers in four major categories: Sexual Wellness, Style & Apparel, Gaming & Lifestyle, and Beauty & Grooming. PLBY Group’s flagship consumer brand, Playboy, is one of the most recognizable, iconic brands in the world, driving billions of dollars in global consumer spending annually across approximately 180 countries. Learn more at http://www.plbygroup.com.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, growth plans and anticipated financial impacts of the Company’s recent business combination, its acquisitions and commercial collaborations.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Factors that may cause such differences include, but are not limited to: (1) the impact of COVID-19 pandemic on the Company’s business or acquired businesses; (2) the inability to maintain the listing of the Company’s shares of common stock on Nasdaq; (3) the risk that the business combination, recent acquisitions or any proposed transactions disrupt the Company’s current plans and/or operations, including the risk that the Company does not complete any such proposed transactions or achieve the expected benefits from them; (4) the ability to recognize the anticipated benefits of the business combination, acquisitions, commercial collaborations and proposed transactions which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, and retain key employees; (5) costs related to being a public company, acquisitions, commercial collaborations and proposed transactions; (6) changes in applicable laws or regulations; (7) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (8) risks relating to the uncertainty of the projected financial information of the Company; (9) risks related to the organic and inorganic growth of the Company’s business and the timing of expected business milestones; and (10) other risks and uncertainties indicated from time to time in the Company’s annual report on Form 10-K, including those under “Risk Factors” therein, and in the Company’s other filings with the Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exclusive, and readers should not place undue reliance upon any forward-looking statements, which speak only as of the date which they were made. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact:
Investors: investors@plbygroup.com
Media: press@plbygroup.com